Exhibit 10.1

VISUALANT, INCORPORATED

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July1, 2017 (the “Effective Date”), by and between Visualant, Incorporated, a Nevada corporation (the “Company”) and Ronald P. Erickson (“Executive”) (together, the “Parties” and each, a “Party”).

1.          Duties and Scope of Employment.

(a)  Position and Duties.  Executive will serve as the Chief Executive Officer of the Company (the “Position”).  As of the Effective Date, Executive will render such services in the performance of his duties, consistent with the Position, as will be assigned to him by the Company’s Board of Directors (the “Board”).

(b)  Term.  Executive shall initially be employed in the Position for a period of one (1) year, beginning on the Effective Date and ending on June 30, 2018 (the “Initial Term”) (subject to earlier termination as set forth in Section 2 and/or Section 6 below); provided that the Initial Term shall automatically be extended for additional one (1) year periods unless either Party delivers written notice of such Party’s intention to terminate this Agreement at least ninety (90) days prior to the end of the Initial Term or renewal term, as the case may be. The period during which Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(c)  Obligations.  During the Employment Term, Executive will devote such time and attention as is necessary to provide services to or on behalf of the Company consistent with the Position and in accordance with the provisions of this Agreement and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability and in accordance with each of the Company’s corporate ethics guidelines, conflict of interests policies and code of conduct as may be in effect from time to time.

2.          At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other Party, with or without Cause (as defined below), at the option either of the Company or Executive.

3.          Compensation.

(a)  Base Salary.  As of the Effective Date, the Company will initially pay Executive an annualized base salary of $180,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings.

(b)  Bonus.  Executive may be entitled to bonuses from time to time as determined by the Board  of Directors of the Company or its Compensation Committee in their sole discretion (the “Bonus”).  Bonuses, if any, will be paid as soon as practicable after they have been determined, but not later than thirty (30) days after they are determined, provided that Executive is still employed by the Company at the time of payment.

(c)  Equity Awards.  Executive shall be eligible for equity awards under the Company’s 2011 Stock Incentive Plan (the “Plan”) or outside the Plan and the agreement(s) by and between Executive and the Company thereunder (collectively, the “Equity Documents”).  Any such awards shall be at the discretion of the Company’s Board of Directors and/or Compensation Committee.

4.          Executive Benefits.

(a)  Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)  Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, which shall not be less than four (4) weeks per calendar year.

5.          Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder (including business related travel requested by the Company), in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.          Termination of Employment.

(a)  Termination for Cause. The Company may terminate this Agreement and Executive’s employment at any time without prior notice for “Cause” (as defined below) with no severance or other obligation to Executive, other than (a) payment of the amount of unpaid earned Base Salary accrued pursuant to Section 3(a), (b) unused vacation accrued to the date of such termination, (c) any portion of a Bonus that may be owed pursuant to Section 3(b) and (d) unreimbursed business expenses required to be reimbursed to Executive in accordance with Section 5 and the Company’s expense reimbursement policy as in effect from time to time.  For purposes of this Agreement, “Cause” shall consist of  (a) any act of dishonesty or fraud by Executive in connection with his duties which is materially detrimental to the Company, or intended to result in his substantial personal enrichment;  (b)  Executive’s conviction or a plea of nolo contendre to a crime which the Board reasonably believes has had or will have a materially detrimental effect on the Company’s business or reputation; (c)  Executive’s material breach of this Agreement if not cured within thirty (30) days after written notice; (d) Executive’s grossly negligent or willful misconduct that is inconsistent with the Company’s then-established practices or places the Company at material risk of significant liability; or (e) Executive’s repeated failure to abide by the lawful written policies and directives of the Board of Directors.  A resignation by Executive at any time after the occurrence of an event that would constitute Cause for termination by the Company shall be considered a termination by the Company for Cause.

(b)  Termination without Cause.  Subject to the obligations stated in Section 6(e), which shall survive such termination, the Company may terminate this Agreement and Executive’s employment, without Cause, at any time for any reason, or no reason, and with or without notice during the Employment Term.

(c)  Resignation by Executive for Good Reason.  Executive may terminate his employment and this Agreement upon thirty (30) days written notice for “Good Reason” (as defined below) and in such event Executive shall be entitled to the severance provisions described in Section 6(e), which shall survive such termination. For purposes of this Agreement, “Good Reason” shall consist of  (a)  a material diminution in Executive’s compensation, office, title, or duties from the Effective Date of this Agreement; (b) Executive is required by the Company to relocate to a distance more than 30 miles from the Company’s present location in Seattle, Washington; or (c) a Change of Control; provided that Executive provides the Company with written notice of his intent to terminate within 180 days following the Change of Control. For purposes of this Agreement, “Change of Control” means any of the following events:  (i) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities, or other property, if following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation own less than fifty percent (50%) of the outstanding voting securities of the surviving corporation; (ii) consummation of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or (iii) a change in ownership of the Company’s capital stock as a result of which the owners of the Company’s outstanding capital stock immediately prior to the change own less than fifty percent (50%) of the Company’s outstanding capital stock following such change.

(d)  Voluntary Termination by Executive without Good Reason.  Executive may terminate this Agreement without Good Reason by providing thirty (30) days written notice.  In such event, Executive shall be entitled to pay or pay in lieu of notice, and the other compensation as would be payable in the event of a termination without Cause.

7.          Severance Payments.  In the event Executive’s employment is terminated (a) by the Company without Cause, or (b) by Executive for Good Reason, subject to the conditions stated herein, the Company shall: (i) pay Executive severance pay equal to twelve (12) months of his then-in-effect Base Salary, which shall be payable in a lump sum within thirty (30) days following the termination date; (ii)  provide Executive and those of his dependents who are eligible for benefits under the terms of the Company’s then available health insurance plan for a period of up to eighteen (18) months after the date of termination.  However, if Executive obtains coverage under another employer’s health care plan within this eighteen (18) month period, he agrees to notify Company within five (5) business days of obtaining alternate coverage, and the Company’s obligations to continue health insurance coverage will cease.  Notwithstanding the foregoing, the Company’s obligation to provide the severance benefits hereunder is expressly conditioned upon Executive’s execution of a release of all claims against the Company, including, but not limited to those related to his employment and/or termination (other than obligations owed under this Section 7 and/or claims related to Executive’s status as a shareholder).

8.          Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s directors and officers insurance policies, if any, with such indemnification to be on terms determined by the Board or any of its committees and subject to the terms of any separate written indemnification agreement.  Executive has entered into a separate indemnity agreement with the Company, and will be covered under any Company’s policy of commercial general liability and directors and officers liability insurance during Executive’s employment and after termination of employment in each case to the same extent as members of the Board.

9.          Confidential Information.  Executive acknowledges that he has executed and agrees to be bound by the Confidentiality Agreement between Executive and the Company dated July 1, 2017 (the “Confidentiality Agreement”).

10.        Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.        Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

500 Union Street, Suite 810

Seattle, WA 989101

Attention:  Chief Financial Officer

If to Executive:

3835 Pleasant Beach Drive NE

Bainbridge Island, WA 98110

12.        Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

13.        Dispute Resolution.

(a)  The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation in Seattle, Washington, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration in Seattle, Washington pursuant to the clause set forth in Section (e) below.

(b)  Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(c)  The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

(d)  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, Executives, experts and attorneys, and by the mediator or any JAMS Executives, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(e)  Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the Parties so desire.

(f)  At no time prior to the Earliest Initiation Date shall either Party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of Section (c) above.

14.        Integration; Amendment.  This Agreement, together with the Confidentiality Agreement, and the Equity Documents referenced herein, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the Parties hereto.

15.        Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16.        Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17.        Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18.        Governing Law.  This Agreement and any disputes or claims arising hereunder will be construed in accordance with, governed by and enforced under the laws of the State of Washington without regard for any rules of conflicts of law.

19.        Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.        Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

Visualant, Incorporated

/s/ Jeff Wilson	Date: July 17, 2017
Name: Jeff Wilson
Title: CFO

EXECUTIVE:

/s/ Ronald P. Erickson	Date: July 14, 2017
Ronald P. Erickson